Exhibit 99.1

MAGUIRE PROPERTIES ANNOUNCES
DISPOSITION OF ORANGE COUNTY OFFICE PROPERTY

LOS ANGELES, July 8, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today that it has entered into an agreement for the sale of Main Plaza for approximately $211 million to Shorenstein Properties LLC (includes nearly $10 million of cash reserves and assumption of approximately $161 million of project level financing).  The sale is subject to the assumption of the existing project financing and customary closing conditions.  The Company expects the transaction to close in the third quarter of 2008.

Main Plaza is located in the heart of the Airport Area submarket of Irvine and features two 12-story Class A office buildings and two free-standing buildings totaling approximately 607,000 square feet.

Mr. Nelson C. Rising, President and Chief Executive Officer, commented, “This transaction demonstrates our commitment to our stated objective of disposing of certain Orange County properties  to accomplish our balance sheet goals.  We are extremely pleased with the timing and the results of this disposition.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558